                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                           (Amendment No.       )*
                                          ------

                           SUIZA FOODS CORPORATION
                     ----------------------------------
                              (Name of Issuer)

                        COMMON STOCK, PAR VALUE $.01
                                 PER SHARE
                     ----------------------------------
                       (Title of Class of Securities)

                                865077 10 1
                     ----------------------------------
                              (CUSIP Number)

Check the following box if a fee is being paid with this statement / /.

(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of  5  Pages
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CUSIP No. 865077 10 1            SCHEDULE  13G            Page  2  of  5  Pages
          -----------                                          ---    ---

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 (1) Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

     Gregg L. Engles
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
     Not applicable
-------------------------------------------------------------------------------
 (3) SEC Use Only

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 (4) Citizenship or Place of Organization
     United States Citizen
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                1,360,544
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                Not applicable
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                1,360,544
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                Not applicable
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,360,544
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* / / Not Applicable
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     12.6%
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(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                          Page  3  of  5  Pages
                                                               ---    ---


ITEM 1(A).  NAME OF ISSUER
            Suiza Foods Corporation
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ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            3811 Turtle Creek, Suite 1300
            Dallas, Texas 75219
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ITEM 2(A).  NAME OF PERSON(S) FILING
            Gregg L. Engles
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ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
            3811 Turtle Creek, Suite 1300
            Dallas, Texas 75219
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ITEM 2(C).  CITIZENSHIP
            United States Citizen
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ITEM 2(D).  TITLE OF CLASS OF SECURITIES
            Common Stock, par value $.01 per share
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ITEM 2(E).  CUSIP NUMBER
            865077 10 1
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ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:
         Not Applicable
-------------------------------------------------------------------------------


ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
        1,360,544 (includes 50,600 shares subject to stock options exercisable within 60 days)
    ---------------------------------------------------------------------------


    (b) Percent of Class:
        12.6%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              1,360,544 (includes 50,600 shares subject to stock options exercisable within 60 days)
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              Not Applicable
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
              1,360,544 (includes 50,600 shares subject to stock options exercisable within 60 days)
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              Not Applicable
              -----------------------------------------------------------------

                                                          Page  4  of  5  Pages
                                                               ---    ---

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /
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ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
         Not Applicable
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ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         Not Applicable
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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         Not Applicable
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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         Not Applicable
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ITEM 10. CERTIFICATION
         Not Applicable

                                                          Page  5  of  5  Pages
                                                               ---    ---

                                  SIGNATURES

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       By: /s/ GREGG L. ENGLES
                                           ---------------------------------
                                           Gregg L. Engles

                                       Date: February 10, 1997
                                             -------------------------------